Exhibit 99.1

PRESS RELEASE
Contact: Phone:	Mark E. Hood Senior Vice President, Finance and Administration (314) 633-7255

Panera Bread Reports First Quarter Earnings Per Share Before the Cumulative Effect of
Change in Accounting Principle Increased 47% to $0.25

St. Louis, MO, May 15, 2003 – Panera Bread Company (Nasdaq:PNRA) today reported earnings per diluted share before the cumulative effect of change in accounting principle increased 47% to $0.25 for the 16 weeks ended April 19, 2003 compared to $0.17 per share for the 16 weeks ended April 20, 2002. Income before the cumulative effect of change in accounting principle for the 16 weeks ended April 19, 2003 increased 44% to $7,543,000 compared to $5,225,000 for the 16 weeks ended April 20, 2002.

The Company recorded an after tax charge of $0.2 million, or $0.01 per diluted share to record the cumulative effect of a change in accounting principle relating to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations”. SFAS 143 requires the Company to record an estimate for costs of retirement obligations that may be incurred at the end of the lease terms of existing bakery-cafes or other facilities.

Net income and earnings per diluted share were $7,304,000 and $0.24, respectively for the 16 weeks ended April 19, 2003 compared to $5,225,000 and $0.17, respectively for the 16 weeks ended April 20, 2002.

System-wide sales and total revenues increased 32% and 28%, respectively, for the 16 weeks ended April 19, 2003, compared to the 16 weeks ended April 20, 2002, as follows:

	16 Weeks Ended	16 Weeks Ended	Percentage
	April 19, 2003	April 20, 2002	Increase

System-wide sales	$272,523,000	$207,001,000	32%
Total revenues	$98,631,000	$77,005,000	28%

System-wide comparable bakery-cafe sales (excluding the one specialty bakery-cafe and closed locations) increased 0.2% for the 16 weeks ended April 19, 2003 (0.4% for company-owned and 0.1% for franchised bakery-cafes). This marks the 29th consecutive quarter that Panera Bread (on a stand-alone basis) has reported positive comparable company bakery-cafe sales. Comparable bakery-cafes include those bakery-cafes that have been open for at least 18 four-week periods in the reporting period.

System-wide average weekly sales (excluding the one specialty bakery-cafe and closed locations) for the 16 weeks ended April 19, 2003, were $34,825 per week. This equates to an annualized sales volume of $1,811,000, a 1.6% increase over the same period in the prior year. A summary of bakery-cafe sales and operating weeks is as follows:

	16 Weeks Ended	16 Weeks Ended	Percentage
	April 19, 2003	April 20, 2002	Increase

Average weekly bakery-cafe sales(1)	$34,825	$34,264	1.6%
Operating weeks(1)	7,822.0	6,033.0	29.7%

(1)	Excludes the one specialty bakery-cafe and closed locations.

As of April 19, 2003, there were 505 Panera Bread bakery-cafes open (including the one specialty bakery-cafe). During the 16 weeks ended April 19, 2003, 30 new Panera Bread bakery-cafes were opened and three bakery-cafes were closed as their lease terms were ended.

During the first quarter the Company acquired five bakery-cafes and the development rights in the Louisville/Lexington, KY and Dallas, TX markets from franchisees. The breakdown follows:

	Company-owned	Franchised	Total System

Bakery-cafes as of December 28, 2002	132	346	478
Bakery-cafes opened	6	24	30
Bakery-cafes closed	(3)	—	(3)
Bakery-cafes acquired (sold)	5	(5)	—

Bakery-cafes as of April 19, 2003	140	365	505

Additionally, the Company amended two existing area development agreements to add sixteen additional bakery-cafe commitments. This brought the total backlog of active additional franchise commitments in place, as of April 19, 2003, to 477.

Business Outlook

Ron Shaich, chairman and chief executive officer, commented, “We are very pleased with our first quarter results. Earnings per diluted share before the cumulative effect of a change in accounting principle increased 47% to $0.25. This performance was a record for our Company and comes on top of 2002’s first quarter growth of 55%. Further, this growth was achieved in a more challenging quarter where we faced more difficult winter weather conditions in 2003 compared to 2002, the impact of ROI based real estate decisions that negatively impacted comparable bakery-cafe sales, and limits in through-put capacity in some facilities during peak hours. While these factors resulted in a system-wide comparable sales increase of only 0.2%, they did not impact development activity which is the key driver of our earnings growth.”

Shaich continued, “Our primary focus is to continue delivering our concept in such a way that we remain “special” in the eyes of consumers (as evidenced by our average unit volumes) and properly executing our development plans. Relative to the latter, we are pleased that we were able to open 30 bakery-cafes during the quarter, which is slightly ahead of our first quarter target of 27. We continue to expect full year openings will meet our target of 120 bakery-cafes (28 company and 92 franchise). Thus we believe the overachievement in the first quarter will result in slightly fewer openings in the remaining quarters of 2003. We currently expect to open 22 stores in the second quarter (3 company and 19 franchise).”

Shaich added, “Relative to our efforts to deliver a “special” experience for customers we are quite satisfied. It is important to note that bakery-cafes opened during the first quarter have been extraordinarily well received by customers. In fact, annualized unit volumes of bakery-cafes opened during the first quarter exceeded $2.17 million. 2003 volumes, and the strength of our openings in 2002, were the primary reasons average unit volumes across the Panera system were up 1.6% despite almost flat same store sales.”

Shaich concluded, “Although we expect comparable bakery-cafe sales to increase at a 2-3% rate for the remainder of 2003, we are currently in the first period of Quarter 2 (period 5) in which the prior year comparable bakery-cafe sales increased 10%. In addition we face the negative impact of the Easter shift in period five. Accordingly, we expect period five comparable bakery-cafe sales, when reported, will be moderately negative. Having said that, the strength of our new unit volumes and the operating leverage they create, along with the visibility the Company has relative to 2003 development activity, provides us with confidence that we will be able to achieve our 2003 earnings per diluted share target (before the cumulative effect of a change in accounting principle), which we are today raising to $1.00.”

The Company will discuss these results in a conference call today May 15, 2003, at 1:00 PM Central Daylight Time. To access the call or view a copy of this release, which will be archived for one year, go to http://www.panerabread.com/pages/a_ir_news.php.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 28, 2002.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the sixteen weeks ended

	April 19, 2003	April 20, 2002

Revenues:
Bakery-cafe sales	$73,320	$59,477
Franchise royalties and fees	9,947	7,304
Commissary sales to franchisees	15,364	10,224

Total revenue	98,631	77,005

Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	20,898	17,814
Labor	22,210	17,756
Occupancy	5,081	4,335
Other operating expenses	10,271	7,851

Total bakery-cafe expenses	58,460	47,756
Commissary cost of sales to franchisees	13,900	9,444
Depreciation and amortization	5,303	3,788
General and administrative expenses	8,563	7,286
Pre-opening expenses	301	264

Total costs and expenses	86,527	68,538

Operating profit	12,104	8,467
Interest expense	18	8
Other expense (income), net	168	201
Minority interest	39	30

Income before income taxes and cumulative effect of accounting change	11,879	8,228
Income taxes	4,336	3,003

Income before cumulative effect of accounting change	$7,543	$5,225

Cumulative effect to December 28, 2002 of accounting change, net of applicable tax benefit	(239)	—

Net income	$7,304	$5,225

Per share data:
Basic earnings per common share:
Before cumulative effect of accounting change	$.26	$.18
Cumulative effect of accounting change	$(.01)	$—

Net income	$.25	$.18

Diluted earnings per common share:
Before cumulative effect of accounting change	$.25	$.17
Cumulative effect of accounting change	$(.01)	$—

Net income	$.24	$.17

Weighted average shares of common and common equivalent shares outstanding
Basic	29,460	28,648

Diluted	30,220	29,934

PANERA BREAD COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

     The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the sixteen weeks ended

	April 19, 2003	April 20, 2002

Revenues:
Bakery-cafe sales	74.3%	77.2%
Franchise royalties and fees	10.1	9.5
Commissary sales to franchisees	15.6	13.3

Total revenue	100.0%	100.0%

Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.5	30.0
Labor	30.3	29.9
Occupancy	6.9	7.3
Other operating expenses	14.0	13.2

Total bakery-cafe expenses	79.7	80.3
Commissary cost of sales to franchisees (2)	90.5	92.4
Depreciation and amortization	5.4	4.9
General and administrative expenses	8.7	9.5
Pre-opening expenses	0.3	0.3

Total costs and expenses	87.7	89.0

Operating profit	12.3	11.0
Interest expense	—	—
Other expense (income), net	0.2	0.3
Minority interest	—	—

Income before income taxes and cumulative effect of accounting change	12.0	10.7
Income taxes	4.4	3.9

Income before cumulative effect of accounting change	7.6	6.8
Cumulative effect to December 28, 2002 of accounting change, net of tax	(0.2)	—

Net income	7.4%	6.8%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of commissary sales to franchisees.